EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-4 of Advanced Emissions Solutions, Inc., of our report dated March 8, 2022, relating to the consolidated financial statements of Advanced Emissions Solutions, Inc. and subsidiaries. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Moss Adams LLP

Denver, Colorado
November 4, 2022